                                    SCHEDULE 14A

                                   (RULE 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  NETEGRITY, INC.
                  (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

/ /  Fee paid previously with preliminary materials:


/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration

               Statement no.:

         (3) Filing party:

         (4) Date filed:

                                NETEGRITY, INC.
                               245 WINTER STREET
                               WALTHAM, MA 02154

                            ------------------------

      NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1998

                            ------------------------

To Our Stockholders:

    A Special Meeting in Lieu of the Annual Meeting of Stockholders of Netegrity, Inc., a Delaware corporation (the "Company" or "Netegrity"), will be held on Wednesday, May 13, 1998, at 9:30 a.m., local time, at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, Suite 3100, 101 Federal Street, Boston, Massachusetts 02110 for the following purposes:

    1.  To elect a Board of Directors as described herein.

    2.  To approve the 1997 Non-Employee Director Stock Option Plan.

    3. To consider and act upon any other business which may properly come before the Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on April 8, 1998, as the record date for the Meeting. All stockholders of record on the books of the Company at the close of business on April 8, 1998 are entitled to notice of, and to vote at, the Meeting.

    PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

    All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors,
                                          Barry N. Bycoff,
                                          President and Chief Executive Officer

April 15, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED BY THE PERSON EXECUTING THE PROXY BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                NETEGRITY, INC.
                                PROXY STATEMENT
         1998 SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1998

    Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Netegrity, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held on May 13, 1998, at 9:30 a.m., local time, at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, Suite 3100, 101 Federal Street, Boston, Massachusetts 02110, and any adjournments thereof (the "Meeting").

    Only stockholders of record as of April 8, 1998 will be entitled to notice of and to vote at the Meeting and any adjournments thereof.

    If the enclosed proxy is property executed and returned, it will be voted in the manner directed by the stockholder. If no specification is made, such shares will be voted for the election of Directors as set forth in this Proxy Statement and for the approval of the 1997 Non-Employee Director Stock Option Plan. With respect to the election of Directors, any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. Any person giving the enclosed form of proxy has the power to revoke it by executing a proxy bearing a later date, by voting in person at the Meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. The persons named as attorneys in the proxies are directors and officers of the Company.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock is necessary to establish a quorum for the transaction of business. The election of the nominees for Director will be decided by a plurality vote. All other matters being submitted to stockholders require the affirmative vote of the majority of voting shares present in person or represented by proxy at the Meeting (following the determination of a quorum). An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Both abstentions and broker "non-votes" are counted as present for the purposes of determining the existence of a quorum for the transaction of business. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker "non-votes" are not counted as votes cast or shares voting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

    An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to the Company's stockholders on or about April 15, 1998.

    The Company's principal executive offices are located at 245 Winter Street, Waltham, Massachusetts 02154, telephone number (781) 890-1700.

                       RECORD DATE AND VOTING SECURITIES

    Only stockholders of record at the close of business on April 8, 1998 are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 9,264,446 shares of Common Stock, par value $.01 per share and 1,666,667 shares of Series D Preferred Stock, convertible into Common Stock on a one-for-one basis. Each outstanding share of the Company's Common Stock entitles the record holder to one vote. Each outstanding share of the Company's Series D Preferred Stock entitles the record holder to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series D Preferred Stock could be converted. The holders of shares of Series D Preferred Stock and Common Stock will vote together as a single class.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth as of March 31, 1998, the beneficial ownership of shares of capital stock of (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock outstanding on that date, (ii) each Director or nominee, and (iii) each executive officer identified in the Summary Compensation Table, and (iv) the Directors, nominees and executive officers as a group, both with respect to the number of shares owned by each person and the percentage of the outstanding shares represented thereby.

                                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                        BENEFICIAL OWNERSHIP
  BENEFICIAL OWNER                                                                 (1)             PERCENT OF CLASS
------------------------------------------------------------------------  ----------------------  -------------------
Pequot Private Equity Fund L.P. (2).....................................         2,417,060                  24.1%
Pequot Offshore Private Equity Fund Inc.
  354 Pequot Avenue
  Southport, CT 06490

James P. McNiel (3).....................................................           100,000                   1.1%

Edison Venture Fund, L.P................................................           883,780                   8.7%
Edison Venture Fund II, L.P.
Edison Venture Fund II-PA, L.P.
  c/o Edison Venture Funds
  997 Lenox Drive, #3
  Lawrenceville, NJ 08648

Euclid Partners III, L.P. (4)...........................................           567,717                   5.8%
Euclid Partners Corporation
  50 Rockefeller Plaza, Suite 1022
  New York, NY 10020

Stephen L. Watson (5)...................................................           358,000                   3.8%

Milton J. Pappas (6) ...................................................           604,467                   6.5%
  c/o Euclid Partners Corporation
  50 Rockefeller Plaza, Suite 1022
  New York, NY 10020

Ralph B. Wagner (7).....................................................            91,462                     *

Michael L. Mark (8).....................................................            84,553                     *

Eric R. Giler (9).......................................................            17,500                    --

Barry N. Bycoff (10)....................................................           545,000                   5.6%

James O'Connor, Jr. (11)................................................           105,000                   1.1%

All executive officers and directors as a group (9 persons) (12)........         1,805,982                  19.5%

------------------------

*   less than 1%

(1) Except as otherwise noted below, the Company believes each beneficial owner has the sole voting and investment power with respect to all shares of Common Stock (or options, warrants or other securities convertible into or exchangeable for Common Stock) shown as beneficially owned by him. All numbers and percentages, except as otherwise noted, do not assume the exercise of outstanding options or warrants. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days of March 31, 1998 pursuant to the exercise of presently exercisable or outstanding options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

(2) Includes 1,666,667 shares of Series D Preferred Stock and 750,393 Warrants.

(3) 100,000 shares represent outstanding Warrants.

(4) Mr. Pappas, a Director of the Company, is the president of the sole corporate general partner of Euclid and may be deemed the beneficial owner of the 567,717 shares beneficially owned by Euclid. Mr. Pappas disclaims beneficial ownership of such shares.

(5) Includes stock options to purchase up to 267,500 shares of Common Stock.

(6) Includes non-qualified stock options to purchase 36,750 shares of Common Stock. Also includes 567,717 shares of Common Stock owned by Euclid of which Mr. Pappas may be deemed a beneficial owner. Mr. Pappas disclaims beneficial ownership of such shares. See footnote 4.

(7) Includes non-qualified stock options to purchase up to 62,500 shares of Common Stock.

(8) Includes non-qualified stock options to purchase up to 35,000 shares of Common Stock.

(9) Mr. Giler was granted 17,500 options when he joined the Board in 1996. Currently 5,250 are vested.

(10) Includes the presently exercisable portion (335,000 shares) of stock options to purchase up to 735,000 shares of Common Stock and 10,000 shares of Common Stock owned by Mr. Bycoff's children.

(11) Includes the presently exercisable portion (i.e. 85,000 shares) of stock options to purchase up to 285,000 shares of Common Stock.

(12) Includes 963,732 shares which all officers and current Directors as a group have the right to acquire within 60 days after March 31, 1998 upon exercise of the presently exercisable portion of outstanding stock options held by current Directors and officers.

                             ELECTION OF DIRECTORS

    At the Meeting, seven Directors are to be elected, constituting the entire Board of Directors. The Directors of the Company shall hold office for the terms set forth below and until their successors have been elected and qualified.

    No proxy may be voted for more people than the number of nominees listed below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual Director's name where indicated on the proxy) or for all Directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve).

    The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

    The Board of Directors held 7 meetings during the year ended December 31, 1997. Messrs. Bycoff, Giler, Watson, Wagner, Pappas and Mark attended more than 75% of all meetings of the Board of Directors held during the 1997 year during their respective tenures as Directors.

    The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), of which Messrs. Pappas, Wagner and Giler are currently members, determines who should receive stock options under the Company's various stock plans and also reviews and recommends officer compensation, including salary and bonus plans. The Compensation Committee held 5 meetings during the year ended December 31, 1997.

    The Audit Committee of the Board of Directors at year end was composed of Messrs. Watson, Pappas and Mark. The principal functions of the Audit Committee include overseeing the performance and reviewing the scope of the audit function of the Company's independent auditors. The Audit Committee also reviews, among other things, audit plans and procedures, various accounting and financial reporting issues, and changes in accounting policies. The Audit Committee held 2 meetings during the calendar year ended December 31, 1997.

    Messrs. Watson, Pappas, Giler, Mark and Wagner attended more than 75% of all committee meetings held during the 1997 fiscal year of which each was a member.

    Mr. Watson has served on the Board of Directors since March 1986; Mr. Pappas, since July 1990; Mr. Wagner, since September 1992; Mr. Bycoff, since April 1993; Mr. Mark, since October 1994; Mr. Giler, since December 1996; and Mr. McNiel, since January 1998.

                                                                                            YEAR FIRST
                                                                                             ELECTED A
NAME OF NOMINEE                                                                    AGE       DIRECTOR
-----------------------------------------------------------------------------      ---      -----------
Barry Bycoff.................................................................          49         1993
Stephen L. Watson............................................................          56         1986
Ralph B. Wagner..............................................................          64         1992
Milton J. Pappas.............................................................          67         1990
Michael L. Mark..............................................................          51         1994
Eric R. Giler................................................................          43         1996
James P. McNiel..............................................................          35         1998

OCCUPATIONS AND BIOGRAPHIES OF DIRECTORS AND NOMINEES

    BARRY N. BYCOFF was appointed President and Chief Executive Officer and Director of the Company in April 1993. From December 1991 to December 1992, during his tenure at MapInfo Corporation, a provider of desktop mapping software, he held positions as Chief Operating Officer, Senior Vice President of Sales and Marketing, and Director. From January 1984 to October 1991, he successfully ran a number of business units for Prime Computer Inc., a manufacturer of mainframe and minicomputer systems, holding such positions as Vice President-Marketing in the Computer Systems Business Unit, Vice President-General Purpose Product Line, Vice President-Prime Information Business Group, Director-Finance and Administration/Worldwide Sales and Director-Corporate Planning and Analysis. Prior to that, Mr. Bycoff held various management positions at Gillette Company from November 1973 to December 1983. Mr. Bycoff is also a Director of Encotone, Ltd.

    STEPHEN L. WATSON is currently Chairman of the Board and has served as Director of the Company since March 1986. He is also currently Chairman and co-founder of ScanCenters of America, a document imaging and conversion services company. Mr. Watson previously served as President and Chief Operating Officer of the Company from March 1991 to April 1993 and served as Chief Executive Officer from May 1991 until April 1993. From June 1989 to March 1991 he was a private investor. From July 1988 to June 1989, he was President of California Micro Solutions, Inc., a franchisee of Computerland Corporation, a retailer of personal computer systems. From April 1987 to July 1988, he was Senior Vice President of Computerland Corporation, a retailer of personal computer software and hardware systems. From July 1984 to April 1987, he was a private investor. From 1979 to July 1984, he was President of Computer Centers of New England, a retailer of personal computer systems. From 1970 to 1979, Mr. Watson was employed in various management positions at Digital Equipment Corporation, a manufacturer of mainframe and minicomputer systems. Mr. Watson is a Director of several privately-held companies.

    MILTON J. PAPPAS has been a Director of the Company since July 1990. Mr. Pappas is currently Chairman of Euclid Partners Corporation (since 1983), a management company providing services to Euclid Partners, a venture capital investment fund. From 1983 to the present, he has been a General Partner of Euclid Partners Associates II, L.P.; Euclid Partners Associates III, L.P.; and Euclid Partners Associates IV, L.P., general partners to Euclid Partners II, L.P.; Euclid Partners III, L.P.; and Euclid Partners IV, L.P., private venture capital investment funds. From 1970 to 1986, he was a General Partner of Euclid Partners, a private venture capital firm. Mr. Pappas is also Chairman of the Board of Multex, is a Director of Xeyex Corporation and Sys-Tech Solutions, Inc. and is admitted to the Ohio Bar.

    RALPH B. WAGNER became a Director of the Company in September 1992. He is a Director and co-founder of Keyfile Corporation, a manufacturer and marketer of document image software products for use on personal computers. Mr. Wagner is a principal of Wagner Resources, a consulting and investment firm. Since 1983, Mr. Wagner has served as a Director of several private companies including Alpha Software, a developer, manufacturer and marketer of software programs, and PureSpeech, a software developer specializing in speech recognition.

    MICHAEL L. MARK became a Director of the Company in October 1994. He is President of Refined Reports, Inc., an electronic publishing software development company he founded in 1990. Prior to that, he served as Vice President, System Integration at Interleaf, Inc., an electronic publishing software developer, and was Vice President and co-founder of Cadmus Computer Corporation, a workstation manufacturer. Mr. Mark also serves as a Director of Progress Software Corporation, a manufacturer of software development tools, and two other private companies.

    ERIC R. GILER was nominated as a Director of the Company in December 1996. Mr. Giler is founder and since 1984 has been President and Director of Brooktrout Technology, Inc., a leading supplier of advanced software and hardware products in the electronic messaging market. Prior to founding Brooktrout, he worked primarily in the area of technical marketing and sales as a product manager with Teradyne, Inc. and an applications engineer manager for Intec Corporation. Mr. Giler serves on the boards of the MIT Enterprise Forum, the Massachusetts Telecommunications Council and the New England-Israel Chamber of Commerce. Mr. Giler is also a member of both the American Electronics Association and the Massachusetts Computer Software Council.

    JAMES P. MCNIEL was nominated as the Series D Preferred Director of the Company in January, 1998 pursuant to the Company's Restated Certificate of Incorporation. Mr. McNiel is currently Executive Vice President for Spike Technologies, Inc., a developer of wireless local loop communications equipment. Prior to that, from 1990 to 1996, he was Executive Vice President of Corporate Development for Cheyenne Software Corporation, now Computer Associates International, Inc. From July 1989 to May 1990, Mr. McNiel was Director of Marketing for Archive Corporation, now Seagate Technology, Inc., and from July 1986 to July 1989 he was Senior Manager of Advanced Products for AST Computer, a developer of desktop, mobile and server PC products. From July 1981 to July 1986 Mr. McNiel was Lead Software

Engineer and Team Leader for Lucas Film, Ltd./Convergence Corporation, developers of post-production video editing equipment and film production.

OCCUPATION AND BIOGRAPHY OF EXECUTIVE OFFICER

    JAMES O'CONNOR, JR. is 36 years old and was named Vice President, Chief Financial Officer and Treasurer of the Company in September 1995. From 1992 to 1995, Mr. O'Connor was a Senior Associate of Alvarez & Marsal, Inc.

    Under the Company's By-Laws, officers are elected annually.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In May, 1996, Barry N. Bycoff, the Company's President and CEO, exercised an option to purchase 200,000 shares of the Company's Common Stock at a price of $1.00 per share. The Company's Board of Directors approved a loan to Mr. Bycoff as payment for this transaction. Mr. Bycoff issued the Company a full recourse note that is secured by the 200,000 shares of Common Stock. This note has an interest rate of 7% per annum and is due and payable on demand by the Company in the discretion of the Board of Directors.

    The Board of Directors has adopted a policy that all transactions between the Company and its officers, Directors and principal stockholders or any affiliates thereof will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will also be approved by a majority of the disinterested, outside Directors. All loans to Company officers will also be approved by a majority of the disinterested, outside Directors.

    On January 6, 1998, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the "Agreement") with Pequot Private Equity Fund, L.P., a Delaware limited partnership ("PPEF") and Pequot Offshore Private Equity Fund, Inc., a British Virgin Islands corporation (together with PPEF, the "Pequot Entities"). On January 7, 1998, pursuant to the terms of the Agreement, the Company sold 1,666,667 shares of Series D Preferred Stock, at $1.50 per share, and 750,393 Warrants to the Pequot Entities for an aggregate purchase price of $2,500,000.50. The Series D Preferred Stock is automatically convertible into Common Stock on a one-for-one basis, subject to adjustment. In addition, the Series D Preferred Stock is subject to mandatory conversion into Common Stock upon certain circumstances. Pursuant to the Agreement, the Pequot Entities intend to make a second $2.5 million investment following the next release of SiteMinder-TM-, the Company's flagship product for security management of Web applications. As part of the transaction, James McNiel joined the Board of Directors of the Company as designee of the Pequot Entities, and has agreed to provide certain consulting services to the Company. In connection with such service, the Company granted James McNiel warrants for the purchase of 100,000 shares of Common Stock.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the Company's most recent three years ended December 31, 1997, of those persons who (i) served as the Chief Executive Officer of the Company during any part of the year ended December 31, 1997, and (ii) the other most highly compensated executive officers of the Company at December 31, 1997 whose annual compensation and bonus exceeded $100,000 (the "Named Officers"):

                                                                             LONG-TERM COMPENSATION
                                                            ANNUAL                 AWARDS (2)
                                                       COMPENSATION (1)     -------------------------
                                          CALENDAR   --------------------   OPTIONS/    RESTRICTED
NAME AND PRINCIPAL POSITION                 YEAR     SALARY($)   BONUS($)   SARS(#)  STOCK AWARDS($)
----------------------------------------  --------   ---------   --------   -------  ----------------
Barry N. Bycoff ........................    1997     $ 166,666   $ 50,000         0          0
Chief Executive Officer,                    1996       156,824     40,000   400,000          0
President & Director                        1995       156,770          0    35,000          0
Richard J. Kosinski ....................    1997     $ 167,495   $ 27,000         0          0
President, Encotone, Inc.                   1996       120,000          0         0          0
(Subsidiary)                                1995        15,000          0    75,000          0
James O'Connor .........................    1997     $ 110,000   $ 23,000         0          0
Vice President, Chief Financial Officer     1996       112,000     20,000   200,000          0
and Treasurer                               1995        32,830          0    85,000          0

------------------------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer as less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during the three years ended December 31, 1997.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth grants of stock options pursuant to the Company's 1997 Non-Employee Director Stock Option Plan during the fiscal year ended December 31, 1997 to Directors and named officers which are reflected in the Summary Compensation Table above.

                                                                                                                 POTENTIAL
                                                                                                                 REALIZABLE
                                                                                                                  VALUE AT
                                                                                                               ASSUMED ANNUAL
                                                                                                               RATES OF STOCK
                                                                                                                   PRICE
                                                                                                                APPRECIATION
                                                            PERCENT OF TOTAL                                     FOR OPTION
                                            OPTIONS      OPTIONS/SARS GRANTED TO    EXERCISE OR                   TERM (1)
                                              SAR             DIRECTORS IN          BASE PRICE    EXPIRATION   --------------
NAME                                      GRANTED (#)          FISCAL YEAR           ($/SHARE)       DATE      5%($)   10%($)
----------------------------------------  -----------   -------------------------   -----------   ----------   ------  ------
Stephen L. Watson.......................    12,500                  2%                 2.19         2,008      44,591  71.004
Milton J. Pappas........................    12,500                  2%                 2.19         2,008      44,591  71.004
Michael L. Mark.........................    12,500                  2%                 2.19         2,008      44,591  71.004
Eric Giler..............................    12,500                  2%                 2.19         2,008      44,591  71.004

------------------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1994 Stock Plan, as amended, including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise,
(iii) the number of unexercised options outstanding at December 31, 1997, and
(iv) the value of such unexercised options at December 31, 1997:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        DECEMBER 31, 1997 OPTION VALUES

                                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                                                                              1997 (#)               DECEMBER 31, 1997($)(1)
                                       SHARES             VALUE      ---------------------------   ---------------------------
NAME                            ACQUIRED ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  --------------------   -----------   -----------   -------------   -----------   -------------

Barry N. Bycoff...............          -0-                -0-         335,000        400,000       $100,000          --

Richard J. Kosinski...........          -0-                -0-          75,000              0              0       --

James O'Connor................          -0-                -0-          85,000        200,000              0       --

------------------------

(1) Value is based on the difference between option exercise price and the fair market value at 1997 fiscal year-end ($1.31 per share, the closing price on the Nasdaq SmallCap Market on December 31, 1997) multiplied by the number of shares underlying the option.

                           COMPENSATION OF DIRECTORS

    As compensation for serving on the Board of Directors, each non-employee Director is paid his expenses by the Company for each meeting attended. In addition, the Company's policy to compensate each non-employee Director at a rate of $1,500 for each meeting of the Board.

    Each non-employee Director of the Company also participates in the Company's 1988 Non-Employee Director Stock Option Plan, 1991 Non-Employee Director Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1994 Non-Employee Director Plan and 1997 Non-Employee Director Stock Option Plan (the "Director Plans"). The Director Plans authorize grants of stock options to each member of the Company's Board of Directors who is neither an employee or officer of the Company. In fiscal 1997, Eric R. Giler, Michael L. Mark, Milton J. Pappas, Ralph
B. Wagner and Stephen L. Watson were each granted options to purchase 12,500 shares of Common Stock at a price of $2.19 per share. Five percent of each 12,500 share option grant is currently vested, five percent each 12,500 share option grant vests on the end of each subsequent calendar quarter over five years.

    James McNiel joined the Board of Directors of the Company, as designee of the holders of the Series D Preferred Stock, and entered into a Consulting Agreement with the Company pursuant to which

Mr. McNiel has agreed to provide certain consulting services to the Company. In connection with such service, the Company granted Mr. McNiel warrants for the purchase of 100,000 shares of Common Stock at a purchase price of $1.50 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors, currently consisting of Milton Pappas, as Chairman, Ralph Wagner and Eric Giler (the "Compensation Committee"). All members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management, including approval of annual salaries and bonuses, the review and approval of bonus plans for executive officers, as well as the grant of stock options to officers, employees and consultants.

    One of the Company's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes it is necessary to attract, retain and motivate qualified executives in a competitive industry. The Compensation Committee and the Board of Directors therefore apply the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, profitability, earnings per share performance, and long-term increase in stock price and quality of earnings.

    Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee is primarily subjective in nature. The Compensation Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent, retain and motivate existing officers with competitive salary and option programs, and to provide incentives and rewards for individual and corporate performance. However, the Compensation Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The Compensation Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules (typically six years from the initial grant of options). The Compensation Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

    Under the supervision of the Compensation Committee, the Company has developed and implemented certain compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, (v) assist the Company in attracting and retaining qualified executive officers, and (vi) retain and motivate existing officers to perform. Compensation is comprised of cash compensation in the form of annual base salary and performance-based bonuses, and long-term incentive compensation in the form of stock options.

    In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee prepares a salary review annually. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other technology companies located in the northeastern United States with approximately the same number of employees as the Company and engaged in similar businesses to that of the Company such as Checkpoint and Security Dynamics. Nonetheless, since the Company believes that those organizations that are constituents of the Nasdaq Computer Software Index used in the performance graph on page 12 include companies which may not be similar to the Company, the Company believes it is appropriate to attempt to establish salaries consistent with those of fewer and more comparable companies, which the Company nonetheless believes are represented in the performance graph. Although the Compensation Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

    The compensation for the Chief Executive Officer and President of the Company is designed to reward performance that enhances shareholder value. Financial goals are based on the achievement of significant increases in net income as specified in the Company's annual operating plan. The plan establishes milestones for revenue growth and operating expenses. The cash compensation package is comprised of base pay, which is not related to the performance of the Company, and with an opportunity for a bonus based on the achievement of certain profitability milestones. Both components are affected by the Company's revenue growth, market share growth, profitability, quality of earnings, and growth in earnings per share. Although milestones for revenue growth and operating expenses, revenue growth, earnings per share, stock price and quality of earnings were not achieved, a bonus was paid to the Chief Executive Officer of a $50,000 based on the Compensation Committee's qualitative assessment of his performance. The Compensation Committee would have awarded higher bonuses to management, including the Chief Executive Officer, if quantitative objectives had been met.

    The compensation program for the remaining members of the executive group is based upon the attainment of objectives for profitability similar to the Chief Executive Officer. Bonus amounts are predicated upon improvement in Company operating performance as well as attainment of planned objectives. In the past, the Chief Executive Officer and President has made recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. Although the objectives were not achieved, bonuses were paid to executive officers based on the Compensation Committee's qualitative assessment of performance. The Compensation Committee would have awarded higher bonuses to management if quantitative objectives had been met. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis.

    The Compensation Committee relies on incentive compensation in the form of performance-based bonuses and stock options to retain and motivate executive officers. Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. The plan establishes milestones for revenue growth and operating expenses. Strategic goals focus on increasing market share and Company growth and improving the Company's strategic position in the market and the quality of earnings.

    Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 1994 Stock Plan, as amended, and, the 1997 Stock Option Plan administered by the Compensation Committee, are the vehicles for the granting of stock options.

    Factors reviewed by the Compensation Committee in determining whether to grant options are similar to those considered in determining salaries and bonuses described above. Several other factors, however, such as an employee's individual initiative, achievement and performance are also considered by the Compensation Committee. In making specific grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of the Company's stockholders.

    The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

    This report has been submitted by the members of the Compensation and Stock Option Committee: Milton J. Pappas, Chairman, Ralph B. Wagner and Eric Giler.

                               PERFORMANCE GRAPH

    The following graph illustrates a five year comparison of cumulative total stockholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market and the CRSP Index for the Nasdaq Computer Software Industry Index. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                                 NASDAQ STOCKS

                                                                                       Nasdaq     (SIC 7300-7399

                                                                                 Stock Market      US Companies)

                                                               Netegrity,
                                                                     Inc.    (U.S. Companies)  Business services

12/31/92                                                            100.0               100.0              100.0

12/31/93                                                             43.9               114.8              106.4

12/31/94                                                             35.7               112.2              128.8

12/31/95                                                             76.9               158.7              195.2

12/31/96                                                             85.1               195.2              244.1

12/31/97                                                             57.6               239.6              293.6

Legend

Symbol

CRSP Total Returns Index for:

Notes:

A. The lines represent montly index levels derived

from compounded daily returns that include

all dividends.

B. The indexes are reweighed daily, using the

market capitalization on the previous trading day.

C. If the montly interval, based on the fiscal year-end,

is not a trading day, the preceeding trading day is used.

D. The index level for all series was set to $100,.00 on 12/31/92.

E. No trading activity was recorded for Netegrity, Inc.

between 03/15/93 and 04/01/93 and between 04/22/93

and 11/26/93.

            APPROVAL OF 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    There will be presented at the meeting a proposal to approve the Netegrity, Inc. 1997 Non-Employee Director Stock Option Plan (the "1997 Non-Employee Plan") which was adopted by the Board of Directors on September 10, 1997. The 1997 Non-Employee Plan is intended to attract and retain the services of experienced and knowledgeable independent Directors who are not employees of the Company through continuing ownership of its Common Stock. Under NASDAQ regulations any plan for over 25,000 shares any of which may be granted to a Director is to be approved by the stockholders.

    The Board of Directors recommends that the stockholders approve the 1997 Non-Employee Plan. The affirmative vote of the holders of at least a majority of the voting shares present in person or represented by proxy at the Meeting will be required for such approval. Set forth below is a summary of the principal provisions of the 1997 Non-Employee Plan. A copy of the entire Plan is available from the Secretary of the Company upon request.

    TERMS AND PROVISIONS OF OPTIONS. The 1997 Non-Employee Plan provides for the grant of non-qualified options not intended to meet the requirements of
Section 422 of the Code for the purchase of the Company's Common Stock by each of the current non-employee Directors of the Company and by each other person who is duly elected as a non-employee Director of the Company subject to availability of shares under the 1997 Non-Employee Plan and Board approval. The maximum number of shares for which options may be granted under the 1997 Non-Employee Plan is 125,000 shares, subject to adjustment for capital changes. The exercise price for options granted under the 1997 Non-Employee Plan to the five current non-employee Directors of the Company is $2.19 per share. The exercise price for options granted to any subsequently elected non-employee Director under the 1997 Non-Employee Plan shall be the mean between the high and low sales prices of the Company's Common Stock on the NASDAQ National Market System as reported in the Wall Street Journal on the date of the grant for the immediately preceding business day, provided that if the Common Stock is not the listed on the NASDAQ National Market System, the exercise price shall be the fair market value as determined by the Board of Directors.

    The options shall not be exercisable prior to the vesting date of such options. Options granted to Messrs. Giler, Mark, Pappas, Wagner and Watson are exercisable on December 31, 1997 with respect to five percent (5%) of the shares. The remaining shares shall be exercisable at the end of each subsequent calendar quarter over a five year period with respect to five percent (5%) of the shares. Options granted to any subsequently elected non-employee Director shall be exercisable quarterly at the end of each calendar quarter over five years with respect to five percent of the shares.

    Options granted under the 1997 Non-Employee Plan generally are not assignable or transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or Title I of the Employment Retirement Security Income Act, or the rules thereunder, and shall be exercisable during the optionee's lifetime only by him or her. Payment may be made in cash or shares of the Common Stock of the Company already owned for a period of six months by the person exercising such option, or in some combination thereof.

    In the event of the death of an optionee, the option granted to such optionee may be exercised, to the extent the optionee was entitled to do so on the date of such optionee's death by the estate of such optionee or by any person or persons who acquired the right to exercise such option by bequest or inheritance or otherwise by reason of the death of such optionee. Such option may be exercised at any time within one year after the date of death of such optionee, at which time the option shall terminate, or prior to the date on which the option otherwise expires by its terms, whichever is earlier.

    If the optionee ceases to be a director of the Company because the optionee has become permanently disabled, the option granted to such optionee may be exercised by the optionee, to the extent the optionee was entitled to do so on the date such optionee ceases to be a director. Such option may be exercised at any time within six months after the date the optionee ceases to be a Director, at which time the option shall terminate, or prior to the date on which the option otherwise expires by its terms, whichever is earlier.

    The 1997 Non-Employee Plan provides that the number of shares issuable thereunder shall be adjusted to prevent dilution in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or stock dividend.

    The 1997 Non-Employee Plan will terminate ten years from the date upon which it is approved by the Board of Directors and the Board of Directors may at any time terminate, modify or amend the Plan as it deems advisable.

    CHANGE OF CONTROL. In the event the Company undergoes a change of control (as defined in the plan) all of the Options granted pursuant to the 1997 Non-Employee Plan shall immediately vest and become fully exercisable upon the change of control.

    Under the terms of the 1997 Non-Employee Plan, each of the existing non-employee Directors were granted options. Options to purchase 12,500 shares of the Company's Common Stock were granted to each of Eric R. Giler, Michael L. Mark, Milton J. Pappas, Ralph B. Wagner and Stephen L. Watson at an exercise price of $2.19 per share.

                       TAX EFFECTS OF PLAN PARTICIPATION

    Options granted under the 1997 Non-Employee Plan are non-qualified stock options not intended to be incentive stock options, as defined in Section 422 of the Code.

    Non-Qualified Stock Options. No income is recognized by the optionee on the grant of a non-qualified stock option. On the exercise by an optionee of a non-qualified option, generally the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company.

    The Internal Revenue Service will treat the exercise of a non-qualified stock option with already owned stock of the Company as two transactions. First, there will be a tax-free exchange of the old shares for a like amount of new shares under Section 1036 of the Code, with the new shares retaining the basis and holding periods of the old shares. Second, the issuance of additional new shares (representing the spread between the fair market value of all the new shares and the option price) is taxable to the employee as ordinary income under
Section 83 of the Code, as is the case with any non-qualified option. The new shares will have a basis equal to the spread between the fair market value of the new shares and the option price.

    The optionee's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option. Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified option, the optionee will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock equal to the difference between the amount realized upon disposition of the stock by the optionee and his basis in the stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Coopers & Lybrand as independent auditors to examine the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ended December 31, 1997.

    A representative of Coopers & Lybrand is expected to be present at the meeting. We will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The engagement of Coopers & Lybrand was approved by the Board of Directors at the recommendation of the Audit Committee of the Board of Directors.

                            SECTION 16 REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it with respect to fiscal 1997, or written representations from certain reporting persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in fiscal 1997.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 15, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                                 OTHER BUSINESS

    The Board of Directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other business should before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                           EXPENSES AND SOLICITATION

    The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                  10-K REPORT

    THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUESTS SHOULD BE DIRECTED TO BARRY
N. BYCOFF, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NETEGRITY, INC., 245 WINTER STREET, WALTHAM, MASSACHUSETTS 02154.

                                          By Order of the Board of Directors,

                                          BARRY N. BYCOFF
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER